Exhibit 99.1

Contact: Tim Berryman
Director – Investor Relations
Medical Properties Trust, Inc.
(205) 969-3755 tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST AGREES TO MERGE CAPELLA HEALTH HOLDINGS WITH REGIONALCARE, AN AFFILIATE OF CERTAIN FUNDS MANAGED BY AFFILIATES OF APOLLO GLOBAL MANAGEMENT, LLC

Transaction Expected to Generate Approximately $550 Million for Debt Repayment

Birmingham, AL – March 22, 2016 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced that the Company and its affiliates have entered into definitive agreements with RegionalCare Hospital Partners, Inc. (“RegionalCare”), an affiliate of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”), under which MPT’s investment in the operations of Capella Healthcare, Inc. (“Capella”) will be merged with RegionalCare to create one of the largest healthcare operating companies in the United States. Completion of the merger is subject to customary closing conditions.

Under the terms of the definitive agreements, MPT will receive approximately $390 million for its equity investment and loans made as part of MPT’s August 2015 transactions with Capella. In addition, MPT will also receive $210 million in prepayment of two mortgage loans for hospitals in Russellville, Arkansas and Lawton, Oklahoma that were also part of the August 2015 transactions. The Company will retain an approximate $100 million loan for a hospital property in Olympia, Washington that is expected to be converted to a sale and leaseback arrangement upon regulatory approval. Additionally, the Company and an Apollo affiliate will each invest up to $50 million in unsecured notes to be issued by RegionalCare.

Net proceeds from the transaction of approximately $550 million are expected to be used to reduce MPT’s debt, after which the Company’s net debt is expected to be approximately 5.6 times pro forma annualized EBITDA and 49% of total gross assets. MPT is affirming its previously announced full year 2016 guidance of Normalized FFO in the range of $1.29 to $1.33 per share.

“We are extremely pleased to have entered into this transaction, which demonstrates the significant value of our assets as well as the power and integrity of our underwriting process,” said Edward K. Aldag, Jr., Chairman, President and CEO of Medical Properties Trust. “This transaction brings added focus to our outstanding real estate properties by resulting in our Capella real estate being leased to RegionalCare/Capella, a larger, stronger healthcare business, with substantial equity capitalization provided by RegionalCare and Apollo Funds. At the same time, we are continuing to execute on our objective to further strengthen our balance sheet.”

Aldag added, “We remain committed to our strategy of maintaining a best-in-class hospital real estate portfolio and being among the leaders in the healthcare REIT sector. As we execute our strategy, we will continue to make equity investments in strong operators like Capella. The Capella transaction remains very important to MPT. We are pleased that MPT will continue to have Capella as one of its tenants and we wish CEO Mike Wiechart and his team the greatest success as a part of the RegionalCare/Capella operating team.”

In addition to the Company’s improved debt profile, MPT’s shareholders will benefit from:

•	Capella becoming fully owned by RegionalCare with strong equity support from Apollo Funds;

•	The Company maintaining its ownership of five Capella hospitals in Hot Springs, Arkansas; Camden, South Carolina; Hartsville, South Carolina; Muskogee, Oklahoma; and McMinnville, Oregon;

•	MPT retaining the right to purchase an acute care hospital in Olympia, Washington upon receiving regulatory approval;

•	The six hospitals previously acquired and leased back by MPT, including the pending Olympia, Washington sale leaseback, will be leased to Apollo’s strongly capitalized RegionalCare/Capella affiliates that have announced aggressive growth plans; and,

•	A strategic agreement between MPT and the newly combined RegionalCare/Capella operating entity under which MPT is expected to provide future sale leaseback funding for acquisitions of additional hospitals.

The Company’s aforementioned Normalized FFO per share estimates for 2016 and projected leverage metrics post this transaction do not include the effects, if any, of real estate operating costs, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. These estimates may change when the Company acquires or sells assets, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from investment in tenant operations vary from expectations or existing leases do not perform in accordance with their terms.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model allows hospitals and other healthcare facilities to unlock the value of their underlying real estate in order to fund facility improvements, technology upgrades, staff additions and new construction. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the satisfaction of all conditions to, and the timely closing (if at all) of pending transactions; Normalized FFO per share; projected leverage metrics; the amount of net proceeds available for debt repayment; the amount of acquisitions of healthcare real estate, if any; results from the potential sales, if any, of assets; capital markets conditions; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the payment of future dividends, if any; completion of additional debt arrangements, and additional investments; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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